Exhibit 16

May 4, 1998



Securities and Exchange Commission
Washington, D.C.  20549

We were previously the independent accountants for Winland Electronics, Inc., and on February 4, 1998, we reported on the financial statements of Winland Electronics, Inc. as of December 31, 1997 and December 31, 1996 and for each of the two years in the period ended December 31, 1997. On May 1, 1998, we resigned as independent accountants of Winland Electronics, Inc.

We have read Winland Electronics, Inc.'s statements included under Item 4 of its Form 8-K dated May 1, 1998, and we agree with such statements.


                                               /s/ Ahern Montag & Vogler, Ltd.
                                               AHERN MONTAG & VOGLER, LTD.




Ahern Montag & Vogler, Ltd.
227 East Main, Suite 110
Mankato, Minnesota 56001
(507) 625-8490   Fax (507) 625-5391